Exhibit 99.2

XBiotech Inc.

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Nine Months Ended September 30, 2019
	As Reported	Adjustments	Pro Forma

Gross Revenues:
Bermekimab IP revenue	$–	$674,566	$674,566
Clinical trial drug manufacture revenue	–	13,500	13,500
Clinical trial service revenue	–	33,821	33,821
Total gross revenues	–	721,887	721,887

Cost of sales:
Cost of drug	–	10,255	10,255
Clinical trial cost	–	26,016	26,016
Total Cost of Goods Sold	–	36,271	36,271

Operating expenses:
Research and development	13,753	(11,050)	2,703
General and administrative	4,169	(353)	3,817
Total operating expenses	17,922	(11,403)	6,520
Gain/Loss from operations	(17,922)	697,019	679,097
Other income (loss):
Interest income	379	–	379
Other income	10	–	10
Foreign exchange (loss)	(333)	–	(333)
Total other income (loss)	56	–	56
Income Before Tax	(17,866)		679,153
Income tax		30,567	30,567
Net Gain/ loss	$(17,866)	$666,442	$648,576
Net Gain/loss per share—basic and diluted	$(0.47)		$16.98
Shares used to compute basic and fully diluted net gain/ loss per share	38,190,584		38,190,584

XBiotech Inc.

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Year Ended December 31, 2018
	As Reported	Adjustments	Pro Forma

Revenues:
Bermekimab IP revenue	$–	$674,566	$674,566
Clinical trial drug manufacture revenue	–	18,000	18,000
Clinical trial service revenue	–	45,094	45,094
Total revenues	–	737,660	737,660

Cost of sales
Cost of drug	–	13,673	13,673
Clinical trial cost	–	34,688	34,688
Total Cost of Sales	–	48,361	48,361

Operating expenses:
Research and development	15,725	(11,868)	3,857
General and administrative	5,269	(470)	4,799
Total operating expenses	20,994	(12,338)	8,656
Gain/Loss from operations	(20,994)	701,637	680,643
Other income (loss):
Interest income	400	–	400
Other income	4	–	4
Foreign exchange gain (loss)	(548)	–	(548)
Total other income (loss)	(144)	–	(144)
Net Gain/loss Before Tax	(21,138)	701,637	680,499
Income tax		30,859	30,859
Net Gain/loss After Tax	$(21,138)	$670,778	$649,640
Net loss per share—basic and diluted	$(0.59)		$18.14
Shares used to compute basic and fully diluted net gain/loss per share	35,804,304		35,804,304

XBiotech Inc.

Consolidated Balance Sheet

(in thousands, except share data)

	As of September 30,2019
	As Reported	Adjustment	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$40,338	$623,168	$663,506
Account Receivable	–	45,000	45,000
Prepaid expenses and other current assets	573	–	573
Total current assets	40,911	668,168	709,079
Property and equipment, net	25,732	–	25,732
Total assets	$66,643	668,168	$734,811

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,061	$2,686	$3,747
Accrued expenses	960	(960)	–
Total current liabilities	2,021	1,726	3,747
Long-term liabilities:
Other liabilities	–		–
Total liabilities	2,021	2,686	4,707

Shareholders’ equity:
Common stock, no par value, unlimited shares authorized, 41,066,467 outstanding at September 30, 2019	320,130	–	320,130
Accumulated other comprehensive income (loss)	58	–	58
Accumulated deficit	(255,566)	666,442	410,876
Total shareholders’ equity	64,622	666,442	731,064

Total liabilities and shareholders’ equity	$66,643	$668,168	$734,811